Exhibit 4.2

AMENDMENT NO. 4 TO UNSECURED CONVERTIBLE NOTE

OF COOL HOLDINGS, INC.

THIS FOURTH AMENDMENT TO UNSECURED CONVERTIBLE NOTE (the “Amendment”), dated December 30, 2019 (the “Effective Date”), is among Cool Holdings, Inc., a Maryland corporation with its principal offices located at 2001 NW 84th Avenue, Miami, Florida 33122 (the “Company”), and _______________________ (the “Holder”).

RECITALS

WHEREAS, the Company and Holder are parties to that certain 12.0% Unsecured Convertible Note dated October 24, 2018 (the “Issuance Date”) for the principal sum of $600,000; and

WHEREAS, on October 24, 2019 the Company and Holder entered into the First Amendment to such 12.0% Unsecured Convertible Note (as amended, the “Convertible Note”) to extend its maturity date to November 15, 2019; and

WHEREAS, on November 15, 2019 the Company and Holder entered into the Second Amendment to such 12.0% Unsecured Convertible Note (as amended, the “Convertible Note”) to extend its maturity date to November 30, 2019; and

WHEREAS, on November 30, 2019 the Company and Holder entered into the Third Amendment to such 12.0% Unsecured Convertible Note (as amended, the “Convertible Note”) to extend its maturity date to December 16, 2019;

AND WHEREAS, each of the Company and Holder desire to amend the Convertible Note as set forth herein;

AGREEMENT

NOW, THEREFORE, the Convertible Note is hereby amended as follows:

1.Definitions. All terms used and not otherwise defined herein shall retain the meanings given to those terms in the Convertible Note.

2.Amendment.

a.	The definition of Maturity Date is amended as follows: (i) February 29, 2020.

3.Security. The Holder is hereby granted a security interest over the assets of the Company, which security shall rank below the assets secured by the Promissory Note, Reimbursement and Indemnification Agreement and Security Agreement entered into by the Company and Gamestop Corp. on September 25, 2019. The Company shall use commercially reasonable efforts to ensure that the Note shall rank pari-passu to the notes held by Kevin Reid and Paul Reid, and the Company shall use commercially reasonable efforts to ensure that the Note ranks senior to all other debt of the Company. The parties shall use commercially reasonable efforts to enter into a general security agreement or other applicable customary documentation, acting reasonably, to evidence the security by January 31, 2020.

4.Representations and Warranties.  The Holder acknowledges it was originally issued the Convertible Note on the Issuance Date, and has neither transferred nor assigned any portion of the principal sum, or interest accrued thereon, under the Convertible Note.  The Holder represents and warrants that as of the Effective Date it has the right to enter into this Amendment without the consent of any third party, and that it has sought its own legal and tax advice with respect to the Convertible Note and this Amendment.

5.No Other Modification.  Except as expressly set forth herein, the terms of the Convertible Note and all documents executed in connection therewith shall not be modified or altered in any way, and shall continue in full force and effect.

6.Signatures and Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, shall constitute one and the same instrument. Signatures transmitted by the exchange of .pdf copies or other electronic copies of signatures are fully effective for all purposes.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the Effective Date.

COOL HOLDINGS, INC.

By: ___________________________________

Name: Vernon A. LoForti

Title: Chief Financial Officer

___________________________

By: ___________________________________

Name:

Title:

2